As filed with the Securities and Exchange Commission on March 25, 2004	Registration No. 333-O

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ebookers plc
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or Other Jurisdiction of Incorporation)	Not Required (IRS Employer Identification Number)

25 Farringdon Street London EC4A 4AB England 011 44 207 489-2222 (Address and Telephone Number of Registrant's Principal Executive Offices)	Puglisi & Associates 850 Library Avenue, Suite 204 Newark, DE 19711 (302) 738-6680 (Name, Address and Telephone Number of Agent for Service)

Copies to:

James M. Bartos
Shearman & Sterling LLP
9 Appold Street
London EC2A 2AP
011 44 207 655-5019

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Ordinary Shares (2)	$200,000,000	$25,340

(1)	The registration fee is being computed pursuant to Rule 457(o) under the Securities Act of 1933. There are being registered hereunder an indeterminate number of Ordinary Shares as may be sold from time to time, not to exceed an aggregate offering price of $200,000,000.
(2)	The Ordinary Shares may be represented by American Depositary Shares, each of which represents two Ordinary Shares. American Depositary Shares, evidenced by American Depositary Receipts, issuable upon deposit of Ordinary Shares, are registered on a separate registration statement on Form F-6 (File No. 333-11054).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, Acting pursuant to section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 25, 2004

PROSPECTUS

$200,000,000

ebookers plc

ORDINARY SHARES

In the form of ordinary shares or American Depositary Shares

We may use this prospectus to offer from time to time our ordinary shares, directly or in the form of American Depositary Shares, or ADSs. The total amount of securities covered by this prospectus will not exceed $200,000,000. We may sell these securities directly or to or through underwriters or dealers, and also to other purchasers through agents. The names of any underwriters or agents will be set forth in a prospectus supplement.

Our ordinary shares are admitted to trading on the London Stock Exchange under the symbol "EBR." Our ADSs, each representing two ordinary shares, are listed on The NASDAQ Stock Market under the symbol "EBKR."

We will provide the specific terms of the securities that we are offering, and the manner in which they are being offered, in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us" before investing in our securities.

Investing in these securities involves certain risks. You should carefully consider the risk factors set forth on page 3 of this prospectus before investing in any securities that may be offered.

Neither the Securities and Exchange Commission nor any regulatory body or state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                  ,  2004

PART I

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may sell our ordinary shares, directly or in the form of ADSs in one or more offerings, up to a total amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us."

In this prospectus, the terms "ebookers", "we," "our," and "us" refer to ebookers plc and its consolidated subsidiaries, unless the context requires otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include statements that we believe constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the U.S. Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements appear throughout this document and are subject to risks, uncertainties and assumptions about us, which are difficult to predict.

Words like "believe", "anticipate", "expect", "intend", "seek", "will", "plan", "could", "may", "might", "project", "goal", "target" and similar expressions often identify forward-looking statements but are not the only way we identify these statements.

These statements may be found in this prospectus and the documents incorporated by reference into this prospectus, including but not limited to the sections of our Annual Report on Form 20-F for the year ended December 31, 2003 entitled "Information on ebookers plc", "Risk Factors", "Operating and Financial Review and Prospects", "Regulation" and in our Annual Report generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors", "Operating and Financial Review and Prospects" and "Regulation".

You should understand that a number of important factors could cause our actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include:

•	increased competition from airlines,

•	international conflict, unusual weather and public health crises,

•	our ability to identify, acquire and integrate companies across Europe, including our recent acquisition of Travelbag Holdings Ltd.,

•	our ability to significantly increase our online revenues including those of acquired non-internet companies including Travelbag Holdings Ltd.,

•	a decline in the supply of merchant airfares available to us,

•	a failure of our computer and communications systems,

•	our ability to successfully relocate portions of our operations to our Indian business processing outsourcing facility and to successfully service future third party clients at this facility,

•	adverse developments in U.K. or European governmental regulation or electronic commerce and

•	the impact of terrorist activity on us and the travel industry as a whole.

The foregoing list of important factors is not exhaustive and when relying on forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events. Such forward-looking statements speak only as of the date on which they are made.

Except as required by the rules of the United Kingdom Listing Authority, the London Stock Exchange and applicable law, we undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in our Annual Report might not occur.

ebookers plc

We are a leading pan-European online travel agency with websites servicing 13 European countries — the United Kingdom, France, Ireland, Germany, Austria, Spain, the Netherlands, Switzerland, Sweden, Denmark, Norway, Belgium and Finland. We specialize in mid- and long-haul travel to Europe, Australasia, the Far East and the Americas. We also specialize in selling discount merchant fares, which we negotiate directly with leading travel suppliers. In addition, we specialize in the modular sector of the market, meaning that we allow customers to choose each component of their holiday themselves, such as a hotel, flight, or car hire, rather than buying a "one size fits all" holiday, as with the package sector of the market.

We have a 20-year travel heritage which, when combined with the relationships we have established during this time and our acquisition strategy of buying established companies, has given us what we believe to be one of the widest ranges of mid- and long-haul discount travel products on the internet in Europe. This range includes discount airfares, hotels, car hires, cruises and travel insurance. We also sell standard priced fares for leading airlines, hotels and car hire suppliers.

We have grown through organic growth, driven by consumer internet take up, and also through acquisition growth. In 2003, we acquired Travelbag Holdings Ltd., a U.K. travel agency that operates in the mid- and long-haul travel sector and sells travel products over the telephone, through a network of 13 shops, and through its websites.

Our principal executive offices are located at 25 Farringdon Street, London EC4A 4AB, England, telephone 011 44 207 489-2222.

You can find a more detailed description of our business in our Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference in this prospectus.

RISK FACTORS

Investing in our ordinary shares and ADSs involves risk. You should consider carefully the risks described in the documents incorporated by reference into this prospectus and any risk factors included in a prospectus supplement, before you decide to buy our securities. If any of these risks actually occur our business, financial condition and results of operations could suffer and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment. You should read "Risk Factors" included in a prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2003, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for information on risks relating to our business and ADSs.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities may be used for working capital and general corporate purposes, any potential future acquisition and reduction of short-term and other indebtedness.

DESCRIPTION OF OUR ORDINARY SHARES

We may issue ordinary shares pursuant to this prospectus. Set forth below is information concerning our share capital and related summary information concerning the material provisions of our memorandum and articles of association and applicable English law. Because it is a summary, it does not contain all of the information that is in our memorandum and articles. For more complete information, you should read our entire memorandum and articles which have been filed as an exhibit to our registration statement no. 333-11062 filed with the SEC.

Our authorized share capital consists of 104,544,211 ordinary shares, each with a nominal value of £0.14. As of March 19, 2004 we had 64,975,958 ordinary shares outstanding. Provided that the nominal value of a share is paid up in full, no holder of shares will be required to make additional contributions of capital in respect of such shares in the future. All of our outstanding shares are paid up in full.

Memorandum of Association

Our memorandum of association provides that we may conduct our business in any part of the world which, in the opinion of our directors, may be carried out in connection with or as ancillary to any of several diverse businesses, including without limitation, operating as an electronic travel agent service, providing web site hosting services, electronic commerce facility services, internet advertising services and other commercial and non-commercial activities which may be carried out on the internet and world-wide web, and by way of these to provide travel services, including arranging flight bookings, car hire, holiday insurance, hotel accommodation, foreign currency exchange, medical travel services and other related travel agent services, each to be provided or arranged over the internet. We are authorized to conduct our current business.

Shareholder Meetings

An annual general meeting of our shareholders must be held once each year within a period of not more than 15 months after the last preceding annual general meeting. In addition, the board of directors may convene an extraordinary meeting whenever they see fit and must convene an extraordinary general meeting upon a requisition by the members pursuant to the Companies Act 1985 and other statutes applicable to ebookers. General meetings may be held at such time and place as may be determined by our board of directors. Annual general meetings and extraordinary general meetings called for the passing of a special resolution must be convened on at least 21 days written notice to shareholders entitled to receive notices and all other extraordinary general meetings must be convened on at least 14 days written notice, in each case exclusive of both the day on which the notice is served or deemed to be served and the day of the meeting. A general meeting, notwithstanding that it has been called by a shorter notice than that specified above, shall be deemed to have been duly called if it is so agreed:

•	in the case of an annual general meeting, by all the members entitled to attend and vote thereat; and

•	in the case of an extraordinary general meeting, by a majority in number of the members having a right to attend and vote thereat, being a majority together holding not less than 95 percent in nominal value of the shares giving that right.

Shareholders are entitled to appoint proxies to represent them at a shareholder meeting. Proxies are entitled to attend and speak at a meeting and may, provided they are not the chairman, vote at that meeting on a show of hands and may demand and vote on a poll.

Two shareholders entitled to vote must be present in person or by proxy to constitute a quorum for all purposes at general meetings.

Voting Rights

Every ordinary shareholder who, being an individual, is present in person or by proxy or, being a corporation, has an authorized representative present who is not himself a shareholder at a general meeting has one vote on a show of hands. Proxies voting on a show of hands do not have more than one vote each even if they hold a number of proxies or are a shareholder themselves. On a poll, every ordinary shareholder present in person, by its authorized representative or by proxy has one vote for each share held. Voting at any general meeting is by a show of hands unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	not less than three shareholders present at the meeting, including proxies, who are entitled to vote;

•	any shareholder or shareholders present at the meeting, including proxies, and representing not less than one-tenth of the total voting rights of all shareholders, including proxies, having the right to vote at such meeting; or

•	any shareholder or shareholders present at the meeting, including proxies, and holding a number of our shares conferring a right to vote at the meeting on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all of our shares conferring that right.

Where a poll is not demanded, the interests of beneficial owners of ordinary shares who hold through a nominee may not be reflected in votes cast on a show of hands if that nominee does not attend the meeting or receives conflicting voting instructions from different beneficial owners for whom it holds our shares as nominee. Since under English law voting rights are only conferred on registered holders of shares, a person holding through a nominee may not directly demand a poll.

Unless otherwise required by law or our articles, voting in a general meeting is by ordinary resolution. An ordinary resolution (for example, a resolution for the appointment of directors, the declaration of a final dividend, the appointment of auditors, the increase of authorized share capital or the grant of authority to allot shares) requires the affirmative vote of a majority of the shareholders (a) present in person or by an authorized representative or by proxy, excluding the chairman of the meeting in his role as proxy, in the case of a vote by show of hands, or (b) present in person, by an authorized representative or by proxy and holding shares conferring in the aggregate a majority of the votes actually cast on the ordinary resolution, in the case of a vote by poll. In the case of a tied vote, whether on a show of hands or on a poll, the chairman of the meeting is entitled to cast a deciding vote. A special resolution (for example, a resolution amending the memorandum or articles of association, changing the name of ebookers or waiving statutory pre-emption rights on the issue of shares for cash) or an extraordinary resolution (for example, modifying the rights of any class of shares at a meeting of the holders of such class or relating to matters concerning our liquidation) requires the affirmative vote of not less than three-quarters of our shareholders present in person, by an authorized representative or by proxy and holding shares conferring in aggregate at least three-quarters of the votes actually cast on the resolution, on a vote by poll. All special resolutions and extraordinary resolutions shall only be decided on a poll.

ADR Holders

If you are an ADR holder, JPMorgan Chase Bank, as the depositary, in its sole discretion, can, at your request, appoint you as an appointed proxy in respect of the number of shares represented by your holding of ADRs. An appointed proxy is entitled, in relation to the shares over which he is appointed, to attend and exercise the same rights as an ordinary proxy at a general meeting. These include the right to vote on a show of hands and on a poll, and to demand a poll. An appointed proxy may also appoint another person to be his proxy in relation to the shares for which he is the appointed proxy. We are entitled to send any information to an appointed proxy which is sent to our shareholders, and we may elect to pay any dividends to an appointed proxy at his address in a proxy register kept by JPMorgan Chase Bank instead of paying that amount to JPMorgan Chase Bank. If a dividend is paid directly to an appointed proxy, we have no obligation to make this payment to JPMorgan Chase Bank as well.

Dividends

The payment of final dividends with respect to any fiscal year must be recommended by our board and approved by the shareholders by ordinary resolution provided that no such dividend shall exceed the amount recommended by the board. If, in the opinion of the directors, our financial position justifies such payments, our directors may also from time to time pay interim dividends of amounts, on dates and in respect of periods as they think fit.

No dividend can be paid other than out of profits available for distribution under the provisions of the Companies Act 1985 and other English statutes applicable to us. In addition, as a public company, we may make a distribution only if and to the extent that, at the time of a distribution and following the distribution, the amount of our net assets is not less than the aggregate of our called-up share capital and undistributable reserves, as such terms are defined in the Companies Act 1985, and if and to the extent that the distribution does not reduce the amount of those assets to less than that aggregate. No dividend or other moneys payable on or in respect of a share bear interest as against ebookers unless otherwise provided by the rights attached to the share. Any dividend unclaimed after a period of 12 years from the date on which it was declared or became due for payment will be forfeited and will revert to us.

We have a deficit on our distributable reserves and are therefore not in a position to pay dividends. When the board considers it appropriate to do so, action will be taken to enable us to make dividend payments.

Winding Up

If we are wound up, the liquidator may, on obtaining the sanction of an extraordinary resolution and any other sanction required by English statutes: (a) divide among the members in specie or in kind the whole or any part of our assets and, for that purpose, value any assets and determine how the division is carried out between our shareholders or different classes of our shareholders and (b) vest the whole or part of the assets in trustees for the benefit of our shareholders as the liquidator, with the like sanction, thinks fit, but no shareholder will be compelled to accept any shares or other property in respect of which there is a liability.

Issues of Shares and Pre-Emption Rights

Subject to the provisions of English statutes relating to authority, pre-emption rights and otherwise and of any resolution of ebookers in a general meeting, all unissued ordinary shares will be at the disposal of the directors. The directors may allot (with or without conferring a right of renunciation) grant options or otherwise dispose of them to any persons, at any time and on any terms as they think proper.

By and pursuant to resolutions adopted on June 26, 2003 at our annual general meeting, the board was generally and unconditionally authorized to exercise all of our powers to allot relevant securities (within the meaning of Section 80 of the Companies Act 1985) up to an aggregate nominal amount of £2,950,000 (less than one-third of our issued share capital), provided that this authority expires on June 26, 2008, although we may make an offer or agreement before such expiry which would or might require securities to be allotted after such expiry and the board may allot relevant securities in pursuance of such offer or agreement as if the authority had not expired.

Furthermore, during the period referred to above the board was empowered pursuant to Section 95 of the Companies Act 1985 to allot equity securities (within the meaning of Section 94 of the Companies Act 1985) for cash pursuant to and within the terms of the authority above as if Section 89(1) of the Companies Act 1985 did not apply to any such allotment provided that this power is limited to the allotment of equity securities in connection with a rights issue and otherwise up to an aggregate nominal value of £440,000. This authority expires on June 26, 2008, although we may make an offer or agreement before such expiry which would or might require securities to be allotted after such expiry and the board may allot relevant securities in pursuance of such offer or agreement as if the authority had not expired.

Transfer of Shares

Any holder of our shares in certificated form may transfer in writing all or any of its shares in any usual or common form or in any other form which the directors may approve. The instrument of transfer of a share must be signed by or on behalf of the transferor and, except in the case of fully paid shares, by or on behalf of the transferee. The transferor will remain the holder of the shares concerned until the name of the transferee is entered in our register of shareholders.

The directors may, in the case of shares in certificated form, in their absolute discretion and without assigning any reason, refuse to register any transfer of our shares, not being fully paid, provided that this discretion may not be exercised in a way that prevents dealing in the shares of that class from taking place on an open and proper basis. The board may also refuse to register an allotment or transfer of shares, whether fully paid or not, to more than four persons jointly. The board of directors may also refuse to register a transfer of shares in certificated form unless the instrument of transfer is:

•	in respect of only one class of shares;

•	duly stamped, if required; and

•	delivered for registration to the office where ebookers's register of members is for the time being situated, accompanied by the relevant share certificate(s) and such other evidence as the directors may reasonably require to show the right of the transferor to make such transfer and, if the instrument is executed by some other person on his behalf, the authority of that person so to do.

The registration of transfers may be suspended at such time and for such periods, which shall not exceed 30 days in any year, as the directors may from time to time determine and either generally or in respect of any class of shares, except that, in respect of any shares held in uncertificated form on the computer-based securities trading and settlement system in the U.K., CREST, the register shall not be closed without the consent of the operator of the CREST system. The foregoing has no effect on the ability of an owner of ADRs to transfer ADRs. See the section below titled "Description of American Depositary Receipts".

Disclosure of Transactions and Ownership

The Companies Act 1985 provides that a person, including a company and other legal entities, that acquires any interest of 3 percent or more of any class of our shares, including through ADRs, comprised in an English public company's "relevant share capital" is required to notify us in writing of its interest within two business days following the day on which the obligation arises. Relevant share capital, for these purposes, means our issued share capital carrying the right to vote in all circumstances at a general meeting. After the 3 percent level is exceeded, similar notifications must be made where the interest falls below the 3 percent level or otherwise in respect of increases or decreases through a whole percentage point.

For purposes of the notification obligation, the interest of a person in shares means any kind of interest in shares including interests in any shares:

•	in which a spouse, or child or stepchild under the age of 18, is interested,

•	in which a corporate body is interested, which includes interests held by other corporate bodies over which that corporate body has effective voting power, and either (a) that corporate body or its directors generally act in accordance with that person's directions or instructions or (b) that person controls one-third or more of the voting power of that corporate body or

•	in which another party is "interested" and the person and that other party are parties to a "concert party" agreement under Section 204 of the Companies Act 1985. A concert party agreement is one which provides for one or more parties to acquire interests in shares of a particular company and imposes obligations or restrictions on any of the parties as to the use, retention or disposal of such interests acquired pursuant to such agreement, if any interest in our shares is in fact acquired by any of the parties pursuant to the agreement.

Some non-material interests may be disregarded for the purposes of calculating the 3 percent threshold, but the obligation of disclosures will still apply where such interests exceed 10 percent or more of any class of our relevant share capital and to increases or decreases through a whole percentage point.

In addition, pursuant to Section 212 of the Companies Act 1985 we may, as a public company and by written notice, require a person whom we know or have reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares consisting of our "relevant share capital" to confirm that fact or to indicate whether or not that is the case, and where a person holds or during the relevant time had held an interest in our shares, to give any further information that may be required relating to this interest and any other interest in our shares of which this person is aware.

Where we serve a notice under the foregoing provisions on a person who is or was interested in our shares and that person fails to give us any information required by the notice within the time specified in the notice, we may apply to the English courts for an order directing that the shares in question be subject to restrictions prohibiting, among other things, any transfer, the exercise of voting rights, the taking up of rights and, other than in liquidation, payments in respect of those shares.

A person who fails to fulfil the obligations imposed by Sections 198 and 212 of the Companies Act 1985 described above is subject to criminal penalties.

Restrictions on Voting

Unless the directors otherwise determine, our shareholders are not entitled to vote in respect of any share held by him either personally or by proxy or to exercise any other right conferred by membership in relation to any shareholders' meetings, if any sum is payable by him to us in respect of that share.

If a shareholder, or a person appearing to be interested in any share, has been duly served with a notice under Section 212 of the Companies Act 1985, as described above, in respect of that share and is in default for a period of 14 days in supplying us with the information required by the Companies Act 1985, then, unless the directors otherwise determine, the following shall apply. The shareholder shall not, for so long as the default continues, nor shall any transferee to whom any such shares are transferred, other than pursuant to a market transfer or as described below, be entitled to attend or vote either personally, by its authorized representative, or by proxy at a shareholders' meeting or at any separate class meeting or to exercise any other right conferred by membership in relation to shareholders' meetings.

Where such shares represent 0.25 percent or more of the issued shares of the class of shares concerned the directors may, by notice to the shareholder, direct that any dividend or part thereof or other money which would otherwise be payable in respect of such shares be retained by us without liability to pay interest and the shareholder shall not be entitled to elect to receive shares in lieu of dividends. Such notice may also provide that no transfer of any of the shares held by the shareholder shall be registered unless the transfer is an approved transfer or the shareholder is not itself in default in supplying the information requested. Such a transfer will only be effective if the transfer is only of part of the shareholder's holdings and is accompanied by a certificate given by the shareholder in a form satisfactory to the directors to the effect that after due and careful inquiry the shareholder is satisfied that none of the shares which are the subject of the transfer are shares for which a shareholder, or a person appearing to be interested in any share, has been duly served with a notice under Section 212 of the Companies Act 1985, as described above. In the case of shares in uncertificated form, the directors may only exercise their discretion not to register a transfer if permitted to do so by the CREST regulations. Any such direction notice shall cease to have effect in relation to any shares which are so transferred by this shareholder.

Variation of Rights

Whenever our share capital is divided into different classes of shares, all or any of the rights attached to any class may, subject to the provisions of English statutes, be varied or abrogated either with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the shares of the class, but not otherwise, and may be so varied or abrogated either while ebookers is a going concern or during or in contemplation of a winding up. At every such separate meeting, the necessary quorum is at least two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class and any holder of shares of the class present in person or by proxy may demand a poll. At any adjourned meeting any holder of shares of the class present in person or by proxy is a quorum.

Alteration of Share Capital

We may from time to time by ordinary resolution:

•	increase our share capital by the creation of new shares of such amount as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	cancel shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person and diminish the amount of its share capital by the amount of the shares so cancelled; and

•	subdivide all or any of our shares into shares of a smaller amount than is fixed by the memorandum and articles and may by the resolution decide that, as between the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preference or other advantage or be subject to a restriction, deferred or other special rights or be subject to any such restrictions, as we have the power to attach to our new shares.

Subject to English statutes, we may purchase shares of any class, including redeemable shares, but if there are in issue any shares convertible into equity share capital of the class proposed to be purchased, then we shall not purchase, or enter into a contract under which we will or may purchase, such equity share unless either:

•	the terms of issue of such convertible shares include provisions permitting us to purchase our own equity shares or provide for adjustment to the conversion terms upon such a purchase; or

•	the purchase, or the contract, has first been approved by an extraordinary resolution passed at a separate meeting of the holders of such convertible shares.

Subject to the provisions of English statutes, we may, by special resolution, reduce our share capital, capital redemption reserve, share premium account or other undistributable reserve in any way.

Sales of Shares of Untraced Shareholders

We are entitled to sell at the best price reasonably obtainable any shares of a shareholder or of a person entitled by virtue of transmission on death or bankruptcy or otherwise if:

•	during a period of not less than 12 years prior to the date of the publication of the advertisements referred to below at least three dividends have become payable in respect of the shares to be sold and no dividend in respect of those shares has been claimed;

•	on or after expiry of the period of 12 years we have given notice of our intention to sell the shares by advertisement in both a national newspaper and a newspaper circulating in the area in which the last known address of the member or the address at which service of notices may be effected in the manner authorized in the articles is located; and

•	we have not during a further period of three months after the date of the advertisements referred to in the immediately preceding paragraph received a communication from the shareholder or person entitled by transmission, in his capacity as shareholder or person entitled by transmission.

The net proceeds of sale shall belong to us and we shall be obliged to account to the former member or other person previously entitled as mentioned above for an amount equal to such proceeds and shall enter the name of such former member or other person in our books as a creditor for such amount which shall be a permanent debt. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and we shall not be required to account for any money earned on the net proceeds, which may be employed in our business or invested in such investments, other than our shares or shares of our holding company if any, as the board may from time to time think fit.

Reserves

The directors may from time to time set aside out of our profits and carry to reserve any sum that they think proper which, at the discretion of the board, is applicable for any purpose to which our profits may properly be applied and pending such application may either be employed in our business or be invested. The directors may divide the reserve into special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds in which the reserve may have been divided. The directors may also without placing the same to reserve carry forward any profits. In carrying sums to reserve and in applying the same the board will comply with the provisions of English statutes.

Capitalization of Profits and Reserves

The directors may, with the sanction of an ordinary resolution of ebookers, capitalize any sum standing to the credit of any of our reserve accounts, including any share premium account, capital redemption reserve or other undistributable reserve, or to the credit of our profit and loss account. Such capitalization will be effected by appropriating an amount to the holders of ordinary shares on the date of the resolution, or on another date that may be specified in the resolution or determined as provided in the resolution, in proportion to their holdings of ordinary shares at that time, and applying this amount in paying up on the holders' behalf in full unissued ordinary shares for allotment and distribution credited as fully paid up, to and amongst them as bonus shares in the proportion referred to above. The directors may do all acts and all things considered necessary for the purpose of such capitalization, and have full power to make provisions as they think fit in respect of fractional entitlements that would arise. The directors may authorize any person to enter into, on behalf of all the interested shareholders, an agreement with ebookers in relation to any such capitalization and matters incidental to it and this agreement will be effective and binding on all concerned.

Limitations Affecting Shareholders of an English Company

There are currently no limitations, either under English law or in our articles of association, on the rights of non-residents to hold or vote our shares. In addition, there are currently no U.K. foreign exchange control restrictions on the conduct of our operations or affecting the remittance of dividends on listed shareholders' equity.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

JPMorgan Chase Bank, as depositary, will issue the ADSs which you will be entitled to receive in the offering. Each ADS will represent ownership interest in two ordinary shares which we will deposit with the custodian under the deposit agreement among ourselves, JPMorgan Chase Bank and yourself as an ADR holder. In the future, each ADS may also represent your interest in any distribution of securities, cash or other property that has been deposited with JPMorgan Chase Bank, but which has not been distributed directly to you. Your ADSs will be evidenced by what are known as American depositary receipts, or ADRs. An ADR may be issued in either book-entry or certificated form by JPMorgan Chase Bank. If an ADR is issued in book-entry form, you will receive periodic statements from JPMorgan Chase Bank showing your ownership interest in ADSs.

JPMorgan Chase Bank's office is located at 4 New York Plaza, 13th Floor, New York, NY 10004. JPMorgan Chase Bank, a New York corporation, is a wholly-owned subsidiary of J.P.Morgan & Co. Incorporated.

ADSs are transferable without registration with ebookers. You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of that broker or financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because JPMorgan Chase Bank's nominee actually will be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of JPMorgan Chase Bank and its agents are set out in the agreement. The agreement and the ADSs are generally governed by New York law.

The following is a summary of the material terms of the agreement. Because it is a summary, it does not contain all the information that is included in our deposit agreement with JPMorgan Chase Bank and the form of ADR. For more complete information, you should read the entire agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the Form of the Deposit Agreement which is filed as an exhibit to the registration statement no. 333-11062 on Form F-1 of ebookers plc, the Amendment No. 1 to the Deposit Agreement which is filed as an exhibit to the registration statement no. 333-11054 on Form F-6 of ebookers plc, and the Amendment No. 2 to the Deposit Agreement filed as an exhibit to our annual report for the year ended December 31, 2000, in each case filed with the SEC. You also may copy the agreement, which is located at the SEC's Public Reference Room at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

JPMorgan Chase Bank has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent.

ebookers may make various types of distributions with respect to its securities. Except as stated below, to the extent JPMorgan Chase Bank is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash.    JPMorgan Chase Bank shall convert cash distributions from foreign currency to U.S. dollars if this is permissible and can be done on a reasonable basis. JPMorgan Chase Bank will attempt to distribute such cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the U.S., and some other expenses and adjustments. In addition, before making a distribution JPMorgan Chase Bank will deduct any taxes withheld. If the exchange rates fluctuate during a time when JPMorgan Chase Bank cannot convert the currency, you may lose some or all of the value of the distribution.

Shares.    In the case of a distribution in shares, JPMorgan Chase Bank will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled to them.

Rights to receive additional shares.    In the case of a distribution of rights to subscribe for additional shares or other rights, if ebookers provides satisfactory evidence that JPMorgan Chase Bank lawfully may distribute the rights, JPMorgan Chase Bank may arrange for ADR holders to instruct JPMorgan Chase Bank as to the exercise of the rights. However, if ebookers does not furnish such evidence, JPMorgan Chase Bank may:

•	sell the rights if practicable and distribute the net proceeds as cash; or

•	allow the rights to lapse, whereupon ADR holders will receive nothing.

ebookers has no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other distributions, in the case of a distribution of securities or property other than those described above, JPMorgan Chase Bank may either (a) distribute the securities or property in any manner it deems fair and equitable and practicable or (b) sell the securities or property and distribute any net proceeds in the same way it distributes cash.

Any U.S. dollars will be distributed by checks drawn on a bank in the U.S. for whole dollars and cents, fractional cents will be withheld without liability for interest and added to future cash distributions.

JPMorgan Chase Bank only may restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing transfer books of JPMorgan Chase Bank or ebookers or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs.

This right of withdrawal may not be limited by any other provision of the agreement.

Transmission of Notices to Shareholders

If ebookers makes any written communications generally available to holders of its shares, including JPMorgan Chase Bank or the custodian, and JPMorgan Chase Bank or the custodian actually receive these written communications, JPMorgan Chase Bank will mail copies of them, or, at its option, summaries of them, to ADR holders.

Voting Rights

How do I vote?

If you are an ADR holder, and JPMorgan Chase Bank asks you to provide it with voting instructions, you may instruct JPMorgan Chase Bank how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from ebookers, JPMorgan Chase Bank will notify all of the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how you may instruct JPMorgan Chase Bank to exercise the voting rights for the shares which underlie your ADSs. For instructions to be valid, JPMorgan Chase Bank must receive them on or before the date specified. JPMorgan Chase Bank will try, as far as practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. JPMorgan Chase Bank only will vote or attempt to vote as you instruct.

JPMorgan Chase Bank will not itself exercise any voting discretion. Furthermore, neither JPMorgan Chase Bank nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

Because there is no guarantee that you will receive voting materials in time to instruct JPMorgan Chase Bank to vote, it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Fees and Expenses

What fees and expenses will I be responsible for paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs, or any portion thereof, issued or surrendered. ADR holders or persons depositing shares also may be charged the following expenses:

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of JPMorgan Chase Bank in connection with the conversion of foreign currency into U.S. dollars.

ebookers will pay all other charges and expenses of JPMorgan Chase Bank and any agent of JPMorgan Chase Bank, except the custodian, pursuant to agreements from time to time between ebookers and JPMorgan Chase Bank. The fees described above may be amended from time to time.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or JPMorgan Chase Bank or their agents or nominees on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, JPMorgan Chase Bank may (a) deduct the amount thereof from any cash distributions, or (b) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, JPMorgan Chase Bank also may refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or any withdrawal of deposited securities, except under limited circumstances mandated by securities regulations. If any tax or governmental charge is required to be withheld on any non-cash distribution, JPMorgan Chase Bank may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto. ebookers will pay any tax payable by the custodian or JPMorgan Chase Bank or their agents or nominees on the deposit of shares and the delivery of ADRs in connection with the offering.

Reclassifications, Recapitalizations and Mergers

If ebookers takes actions that affect the deposited securities, including (a) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities and (b) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of ebookers, then JPMorgan Chase Bank may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If JPMorgan Chase Bank does not choose any of the above options, any of the cash, securities or other property it receives shall constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the agreement be amended?

ebookers may agree with JPMorgan Chase Bank to amend the agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days' notice of any amendment that imposes or increases any fees or charges, except for taxes and other charges specifically payable by ADR holders under the deposit agreement, or affects any substantial existing right of ADR holders. If an ADR holder continues to hold ADRs or ADSs after being so notified, such ADR holder is deemed to agree to such amendment. An amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the agreement or ADS to be amended, we and JPMorgan Chase Bank may make the necessary amendments, which could take effect before you receive notice thereof.

How may the agreement be terminated?

JPMorgan Chase Bank may terminate the deposit agreement by giving the ADR holders at least 30 days' prior notice, and it must do so at ebookers's request. After termination, JPMorgan Chase Bank's only responsibility will be (a) to deliver deposited securities to ADR holders who surrender their ADRs, and (b) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, JPMorgan Chase Bank will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After selling the deposited securities, JPMorgan Chase Bank shall have no obligations except to account for such proceeds and other cash.

Limitations on Obligations and Liability to ADR Holders

Limits on the obligations of ebookers and the obligations of JPMorgan Chase Bank; limits on liability to ADR holders and holders of ADSs

The deposit agreement expressly limits the obligations and liability of JPMorgan Chase Bank, ourselves and our respective agents. Neither we nor JPMorgan Chase Bank will be liable:

•	if we or they are prevented or hindered in performing any obligation by circumstances beyond their control, including, without limitation, requirements of law, rule, regulation, the terms of the deposited securities, and acts of God;

•	for exercising or failing to exercise discretion under the deposit agreement;

•	if we or they perform our or their obligations without gross negligence or bad faith; or

•	for any action based on advice or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or other qualified person believed to be competent to give such advice or information.

Neither JPMorgan Chase Bank nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in its opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense, including fees and disbursements of counsel, and liability be furnished as often as we require.

JPMorgan Chase Bank will not be responsible for failing to carry out instructions to vote the ADSs or for the manner in which the ADSs are voted or the effect of the vote.

JPMorgan Chase Bank may own and deal in our shares and ADSs.

Requirements for depositary actions

Until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided JPMorgan Chase Bank with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as JPMorgan Chase Bank may establish under the deposit agreement.

JPMorgan Chase Bank or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities,

unless the deposit agreement provides otherwise.

JPMorgan Chase Bank also may suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities, unless the deposit agreement provides otherwise, if the register for ADRs or any deposited securities is closed or if JPMorgan Chase Bank or ebookers decides any such action is advisable.

Pre-release of ADSs

JPMorgan Chase Bank also may issue ADSs prior to the deposit with the custodian of shares or rights to receive shares. This is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying shares are delivered to JPMorgan Chase Bank. JPMorgan Chase Bank may pre-release ADSs only if:

•	JPMorgan Chase Bank has received collateral for the full market value of the pre-released ADSs; and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares;

•	assigns all rights in such shares to JPMorgan Chase Bank;

•	holds such shares for the account of JPMorgan Chase Bank; and

•	will deliver such shares to the custodian as soon as practicable and promptly if JPMorgan Chase Bank so demands.

In general, the number of pre-released ADSs will not evidence more than 30 percent of all ADSs outstanding at any given time, excluding those evidenced by pre-released ADSs. However, JPMorgan Chase Bank may change or disregard such limit in some circumstances.

The Depositary

Who is the depositary?

JPMorgan Chase Bank, a New York banking corporation constituted in 1959, is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

If the depositary becomes insolvent, the deposited securities which are represented by ADSs would be distributed to the ADR holders entitled to them after surrender of the holders' ADRs, payment of the fees of the depositary and payment of any applicable taxes or governmental charges, as permitted by the terms of the ADRs. Under those circumstances, the deposited securities would not be subject to the claims of the depositary's creditors.

TAXATION

The following is a summary of certain material U.S. federal and U.K. tax consequences of the ownership and disposition of ordinary shares or of ADSs evidenced by ADRs.

This summary applies to you only if you are a U.S. Holder. You will be a U.S. Holder if you are a beneficial owner of ADSs or ordinary shares and if you are:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any State within the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis in respect of the ordinary shares or ADSs.

United Kingdom Tax Considerations

This discussion summarizes the material U.K. tax consequences on the basis of the current U.K. legislation and Inland Revenue practice of the acquisition, ownership and disposition of ordinary shares or ADSs by you if you are not resident or ordinarily resident in the United Kingdom for U.K. tax purposes, and own shares or ADSs as investments and not as trading stock.

You should consult your own tax advisors as to the particular tax consequences to you under U.K. laws of the acquisition, ownership and disposition of shares or ADSs.

Taxation of dividends and distributions

Under current U.K. taxation legislation, no tax is required to be withheld at source from cash dividend payments by ebookers.

United Kingdom taxation of capital gains

If you are not resident or ordinarily resident in the United Kingdom then, subject to the comments below, you will not ordinarily be liable for U.K. tax on capital gains realized on the disposal of an ordinary share or ADS for tax purposes unless, at the time of the disposal, you carry on a trade, profession or vocation in the United Kingdom through a branch, agency or permanent establishment and the ordinary share or ADS you dispose of is, or has been, held or acquired for the purposes of that trade or branch, agency or permanent establishment carried on by you in the United Kingdom.

If you are an individual and on or after March 17, 1998 you have ceased to be resident or ordinarily resident for tax purposes in the United Kingdom and continue not to be resident or ordinarily resident in the United Kingdom for a period of less than five years of assessment and dispose of ordinary shares or ADSs during that period, you may also be liable on your return to the United Kingdom to U.K. tax on capital gains realised on the disposal, subject to any available exemption or relief, notwithstanding that you are not resident or ordinarily resident in the United Kingdom at the time of the disposal.

United Kingdom inheritance tax

Ordinary shares or ADSs are assets situated in the United Kingdom for the purposes of U.K. inheritance tax. Subject to the discussion of the estate tax treaty in the next paragraph, if you are an individual, ordinary shares or ADSs beneficially owned by you will be subject to U.K. inheritance tax on your death or, in some circumstances, if the ADSs are the subject of a lifetime gift made by you, including a transfer at less than full market value. U.K inheritance tax is not generally chargeable on gifts to individuals or to some types of settlement provided such gift or settlement was made more than seven years before the death of the donor. Special rules apply to ordinary shares or ADSs held in a settlement.

If you are an individual and your domicile is determined to be the United States for the purposes of the estate and gift tax convention between the United States and the United Kingdom ("the estate tax treaty"), and you are not a national of the United Kingdom, an ordinary share or ADS held by you will not be subject to U.K. inheritance tax on your death or on a lifetime transfer by you of the ordinary share or ADS except where the ordinary share or ADS:

•	is part of the business property of a U.K. permanent establishment of an enterprise; or

•	pertains to a U.K. fixed base of an individual used for the performance of independent personal services.

The estate tax treaty generally provides a credit against U.S. federal tax liability for the amount of any tax paid in the U.K. in a case where the ordinary share or ADS is subject both to U.K. inheritance tax and to U.S. federal estate or gift tax.

United Kingdom stamp duty and stamp duty reserve tax ("SDRT")

U.K. stamp duty and/or SDRT will, subject to specific exceptions, be payable on the issue or transfer of ordinary shares:

•	to, or to a nominee or agent for, a person whose business is or includes the provision of clearance services; or

•	to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts.

In such a case, the applicable rate of stamp duty and/or SDRT will be 1.5 percent, rounded up to the nearest £5, of the amount or value of any consideration given for the ordinary shares or, in certain circumstances, the value of the ordinary shares or in the case of an issue to such persons, the issue price of the ordinary shares.

The 1.5% charge will apply to an issue or transfer of ordinary shares to the custodian for deposits under the ADS deposit agreement. ebookers has agreed to pay any U.K. stump duty or SDRT charges arising as a result of issue by ebookers plc of ordinary shares pursuant to a public offering made pursuant to this prospectus. In accordance with the terms of the ADS deposit agreement, any tax or duty payable by the custodian or its nominees or agents on any other issue or transfer of ordinary shares to them will be charged by the custodian to the party to whom the corresponding ADSs are delivered.

In practice, no U.K. stamp duty will be payable on a transfer of an ADS, or on a transfer of the beneficial ownership of an ADS, provided that the relevant instrument of transfer or written agreement to transfer is not executed in or brought into the U.K. An agreement to transfer an ADS, or the beneficial ownership of an ADS will not give rise to SDRT. On a transfer of ordinary shares from the custodian to a holder of an ADR upon cancellation of the ADS, a fixed stamp duty of £5 per instrument of transfer will be payable. Any transfer for value of the underlying ordinary shares represented by ADSs or agreement to transfer these underlying ordinary shares may give rise to a liability on the transferee to stamp duty or SDRT.

No U.K. stamp duty and, except as described above, no SDRT will be payable on the issue of ordinary shares by ebookers.

Subject to certain exceptions, a transfer on sale of ordinary shares will attract ad valorem U.K. stamp duty at the rate of 0.5 percent (rounded up to the nearest multiple of £5) of the amount or value of the consideration for the transfer. Generally, ad valorem stamp duty applies neither to gifts nor on a transfer from a nominee to the beneficial owner, although in cases of transfers where no ad valorem stamp duty arises, a fixed U.K. stamp duty of £5 may be payable. SDRT at a rate of 0.5 percent of the amount or value of the consideration for the transfer may be payable on an unconditional agreement to transfer ordinary shares. If within six years of the date of the agreement or, if the agreement was conditional, the date the agreement became unconditional, an instrument transferring the ordinary shares is executed and stamped, any SDRT paid may be repaid or, if it has not been paid, the liability to pay the SDRT, but not necessarily interest and penalties, would be cancelled. SDRT is chargeable whether the agreement is made or effected in the United Kingdom or elsewhere and whether or not any party is resident or situated in any part of the United Kingdom.

SDRT is generally a liability of the purchaser and stamp duty is normally paid by the purchaser.

United States Federal Income Taxation

This discussion summarizes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares and ADSs.

This summary applies only to U.S. Holders (as defined above)_ that will hold shares or ADSs as capital assets. This summary is based upon United States tax laws, including the United States Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury Regulations, rulings, judicial decisions, administrative pronouncements, the Convention Between the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income and on Capital Gains, signed July 24, 2001 together with a related Protocol (the "U.S.-U.K. income tax treaty"), all as currently in effect, and all of which are subject to change or changes in interpretation, possibly with retroactive effect.

This summary assumes that each obligation provided for in, or otherwise contemplated by, the deposit agreement and any related agreement will be performed in accordance with its respective terms.

The following summary is of a general nature and does not address all U.S. federal income tax consequences that may be relevant to you in light of your particular situation. For example, this summary does not apply to:

•	persons that own, directly or indirectly, 10 percent or more of our share capital or voting stock;

•	U.S. expatriates;

•	banks;

•	financial institutions;

•	insurance companies;

•	persons liable for the alternative minimum tax;

•	individual retirement accounts and other tax-deferred accounts;

•	regulated investment companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons who acquired their ordinary shares or ADSs pursuant to the exercise of employee stock options or otherwise as compensation;

•	persons that will hold ordinary shares or ADSs as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes; or

•	persons whose functional currency is not the U.S. dollar.

If a partnership holds ordinary shares or ADSs, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds ordinary shares or ADSs, you are urged to consult your own tax advisor regarding the specific tax consequences of acquiring, owning and disposing of the ordinary shares or ADSs.

The summary of U.S. federal income tax consequences set out below is for general information only. You should consult your own tax advisors as to the particular tax consequences to you of acquiring, owning and disposing of the ordinary shares or ADSs, including your eligibility for the benefits of the U.K.-U.S. income tax treaty, and the applicability and effect of state, local, foreign and other tax laws and possible changes in tax law.

U.S. Holders of ADSs

For U.S. federal income tax purposes, an owner of ADSs will be treated as the owner of the corresponding number of underlying ordinary shares held by the depositary, and references to ordinary shares in the following discussion refer also to ADSs.

Taxation of dividends

We have a deficit on our distributable reserves and are therefore not in a position to pay dividends. When the board considers it appropriate to do so, action will be taken to enable us to make dividend payments. If we were to pay a dividend, you generally would be subject to tax on these dividends as foreign source dividend income to the extent they were paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and would not be eligible for the dividends received deduction allowed to corporations. Any dividends that exceed our current and accumulated earnings and profits would be treated as a non-taxable return of capital to the extent of your adjusted tax basis in the ordinary shares or ADSs, and thereafter as capital gain. We do not currently intend to calculate our earnings and profits in accordance with U.S. federal income tax principles and as a result, distributions paid by us generally will be treated as dividends.

Pursuant to recently enacted legislation, dividends that meet certain requirements and that are paid to individual holders and certain trusts and estates are eligible for reduced rates of taxation. If we pay a dividend in the future, we will notify you as to the eligibility of our dividends for these reduced rates.

The amount of any distribution paid in foreign currency will be included in your gross income in an amount equal to the U.S. dollar value of the foreign currency received calculated by reference to the spot rate in effect on the date you actually or constructively receive it (in the case of ordinary shares) or the date of receipt by the depositary (in the case of ADSs), regardless of whether the foreign currency is converted into U.S. dollars at that time. If the foreign currency is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the distribution. If the foreign currency received in the distribution is not converted into U.S. dollars on the date of receipt, you generally will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss recognized upon a subsequent conversion or other disposition of the foreign currency will be treated as U.S. source ordinary income or loss.

Generally, dividend distributions paid by us on our ordinary shares or ADSs will constitute foreign source "passive income" or, in the case of certain U.S. Holders, "financial services income," for purposes of computing allowable foreign tax credits for US tax purposes. The rules relating to the determination of the U.S. foreign tax credit are complex and you should consult your own tax advisor regarding the rules surrounding the foreign tax credit.

Taxation of capital gains

Upon a sale or other disposition of ADSs or ordinary shares you will generally recognize U.S. source capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and your adjusted tax basis in the ADSs or ordinary shares. This capital gain or loss will be long-term capital gain or loss if your holding period in the ADSs or ordinary shares exceeds one year. Gains realized by individuals generally will be subject to U.S. federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations.

Deposits and withdrawals of ordinary shares by you in exchange for ADSs should not result in the realization of gain or loss for U.S. federal income tax purposes.

Passive foreign investment company considerations

A foreign corporation will be a PFIC in any taxable year in which either (i) at least 75% of its gross income is "passive income" or (ii) at least 50% of the average value of its assets is attributable to assets which produce "passive income" or are held for the production of "passive income". Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from certain commodities and securities transactions. We currently believe that we were not a PFIC for U.S. federal income tax purposes for the year ended December 31, 2003. However, this is a factual determination that depends upon the composition of our income and assets and the market value of our ordinary shares and ADSs from time to time and is subject to change. Therefore, there can be no assurance that we will not be considered a PFIC for any taxable year. If we determine we are a PFIC in a future year we will notify you in our Form 20-F for that year.

If we are treated as a PFIC for any taxable year during which you held ordinary shares or ADSs, certain adverse consequences could apply to you. Gains recognized on a sale or other disposition of the ordinary shares or ADSs would be allocated ratably over your holding period for the ordinary shares or ADSs. The amount allocated to the taxable year of the sale or other exchange and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to such taxable year. Further, any distribution in respect of ordinary shares or ADSs in excess of 125% of the average of the annual distributions on ordinary shares or ADSs received by you during the preceding three years or your holding period, whichever is shorter, would be subject to taxation as described above. Certain elections may be available to you that may mitigate some of the adverse consequences resulting from PFIC status. However, regardless of whether such elections are made, dividends paid by a PFIC will not be "qualified dividend income" for the purposes of recent US legislation and will be taxed at the higher rates applicable to other items of ordinary income.

If we are considered a PFIC, you must make an annual return on U.S. Internal Revenue Service Form 8621. You should consult your own tax advisors regarding the potential application of the PFIC rules to your ownership of our ordinary shares or ADSs.

U.S. information reporting and backup withholding

Dividend payments and proceeds from the sale, exchange or redemption of ordinary shares or ADSs may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply to a Holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who is otherwise exempt from backup withholding. U.S. persons who are required to establish their exempt status generally must provide such certification on a duly completed Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification). Non-U.S. holders generally will not be subject to U.S. information reporting or backup withholding. However, such holders may be required to provide certification of non-U.S. status (generally on Internal Revenue Service Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

PLAN OF DISTRIBUTION

We may sell or make available for subscription the securities offered by this prospectus:

•	to or through one or more underwriters;

•	through dealers or agents; or

•	directly to investors.

The prospectus supplement with respect to the securities being offered thereby will set forth the terms of the offering of such securities, including the names of any underwriters, dealers or agents involved in the sale of such securities, the number of securities to be purchased by any such underwriters and any applicable commissions or discounts. The net proceeds to us will also be set forth in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in a prospectus supplement, various conditions to the underwriters' obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment will be set forth in the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may designate at the time of resale. Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933 of the securities offered and sold.

Securities may also be sold through agents that we designate from time to time, or directly by us. Any agent involved in the offering and sale of the securities in respect of which this prospectus is being delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement with respect to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If we indicate in the prospectus supplement, we will authorize underwriters, dealers, or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters or dealers may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will be subject to the condition that such institution's purchase of the particular securities is not at the time of delivery prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	their performance by us or the institutional investor.

Certain underwriters, dealers and agents and their associates may be customers of, engage in transactions with, and perform services for us, including our subsidiaries, in the ordinary course of their business.

Agreements that we enter into with underwriters, dealers, or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

VALIDITY OF SECURITIES

Shearman & Sterling (London) LLP, London, England, will pass upon the validity of our ordinary shares, as to certain matters of English law and certain other matters.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the ebookers plc Annual Report on Form 20-F for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Travelbag Holdings Ltd. incorporated in this prospectus by reference to ebookers plc's Form 6-K dated March 25, 2004 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports with, and furnish other information to, the SEC. You may read and copy any document that we file or furnish at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. In addition, information we file with, or furnish to, the SEC can be accessed on the SEC's website at www.sec.gov.

Our ADSs are listed on NASDAQ. Our ordinary shares are admitted to trading on the London Stock Exchange. You can consult reports and other information about us that we filed pursuant to the rules of the London Stock Exchange and NASDAQ at such exchanges.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and/or our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

We are allowed to incorporate by reference the information contained in documents we file with the SEC. Our SEC file number is 000-30358. This means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents:

•	Our report on Form 20-F for the fiscal year ended December 31, 2003; and

•	Our report on Form 6-K filed with the SEC on March 25, 2004.

We also incorporate by reference all documents we subsequently file under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offerings using this prospectus, including Annual Reports on Form 20-F, provided, that with respect to any Report of Foreign Issuer on Form 6-K, we will only incorporate those documents to the extent that any report is specifically designated as being incorporated by reference into this prospectus.

Information that we file with the SEC will automatically update and supercede information in documents filed with the SEC at earlier dates. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

You may request a copy of these filings, at no cost, by telephoning or writing us at the following address:

ebookers plc
Group Headquarters
25 Farringdon Street
London
EC4A 4AB
011 44 207 489-2222

You should rely only on the information that we incorporate by reference or provide in this prospectus or in a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

(a)	English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him or her in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his or her favor or in which he or she is acquitted or liability incurred by such director in connection with an application to the court for relief in certain instances where, although he or she is liable, a court finds that such director or officer acted honestly and reasonably and that having regard to all the circumstances he or she ought fairly to be excused and relief is granted by the court.

(b)	Article 138 of our articles of association provides:

"138.    Indemnity

138.1 Subject to the provisions of and so far as may be consistent with the Statutes, every Director, Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against and/or exempted by the Company from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

138.2 Without prejudice to paragraph 138.1 above the Directors shall have power to purchase and maintain insurance for or for the benefit of any person who is or was at any time a Director or officer of any Relevant Company (as defined in paragraph 138.3 below) or who is or was at any time a trustee of any pension fund or employees' share scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by him in respect of any act or omission in the actual or purported execution and/or discharge of his duties and/or in the exercise or purported exercise of his powers and/or otherwise in relation to his duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees' share scheme.

138.3 For the purpose of paragraph 138.2 above "Relevant Company" shall mean the Company, any holding company of the Company or any other body, whether or not incorporated, in which the Company or such holding company or any of the predecessors of the Company or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or of such other body."

(c)	Section 310 of the Companies Act 1985, as amended provides as follows:

(1)	This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

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(2)	Except as provided by the following subsection, any such provision is void.

(3)	This section does not prevent a company:

(a)	from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b)	from indemnifying any such officer or auditor against any liability incurred by him:

(i)	in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

(ii)	in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

Item 9.	Exhibits

A list of exhibits filed herewith or incorporated by reference herein is contained on the Exhibit Index which immediately precedes the exhibits filed herewith and is incorporated herein by reference.

Exhibit Number	Description
1.1**	Proposed form of underwriting agreement for ordinary shares.
4.1*	Form of the Deposit Agreement among ebookers plc, JPMorgan Chase Bank, as Depositary, and the Holders of American Depositary Receipts issued thereunder.
4.2+	Amendment No.1 to the Deposit Agreement among ebookers plc, JPMorgan Chase Bank, as Depositary, and the Holders of American Depositary Receipts issued thereunder.
4.3++	Amendment No.2 to the Deposit Agreement among ebookers plc, JPMorgan Chase Bank, as Depositary, and the Holders of American Depositary Receipts issued thereunder.
4.4*	Form of American Depositary Receipt.
4.5+	Amended Form of American Depositary Receipt reflecting amendments made in Amendment No.1 to the Deposit Agreement among ebookers plc, JPMorgan Chase Bank, as Depositary, and the Holders of American Depositary Receipts issued thereunder.
4.6++	Amended Form of American Depositary Receipt reflecting amendments made in Amendment No. 2 to the Deposit Agreement among ebookers plc, JPMorgan Chase Bank, as Depositary, and Holders of the American Depositary Receipts issued thereunder.
5.1***	Opinion of Shearman & Sterling (London) LLP.
23.1***	Consent of Deloitte & Touche LLP, independent auditors, concerning financial statements of ebookers plc as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001.
23.2***	Consent of Ernst & Young LLP, independent auditor, concerning financial statements of Travelbag Holdings Ltd. for the years ended March 31, 2002, 2001 and 2000.
23.3***	Consent of Shearman & Sterling (London) LLP (included in Exhibit 5.1 above).

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Exhibit Number	Description
24.1***	Powers of attorney (included as part of the signature page hereof).

*	Previously filed as an exhibit to registration statement no. 333-11062 on Form F-1 of ebookers plc and incorporated herein by reference.
+	Previously filed as an exhibit to the registration statement no. 333-11054 on Form F-6 of ebookers plc and incorporated herein by reference.
++	Previously filed as an exhibit to the annual report for the year ended December 31, 2000 on Form 20-F and incorporated herein by reference.
**	To be filed on a Form 6-K at the time of the offering, if any, pursuant to this registration statement.
***	Filed herewith.

Item 10.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

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(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in its registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 8 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, ebookers plc, a corporation organized and existing under the laws of England and Wales, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on the 25th day of March 2004.

ebookers plc /s/ DINESH DHAMIJA

Name: Dinesh Dhamija Title: Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each of the undersigned do hereby constitute and appoint Dinesh Dhamija and Nigel Addison Smith and each of them, individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DINESH DHAMIJA	Chairman, Chief Executive Officer	March 25, 2004
Dinesh Dhamija
/s/ NIGEL ADDISON SMITH	Chief Financial Officer and Director	March 25, 2004
Nigel Addison Smith
/s/ TANI DHAMIJA	Executive Director	March 25, 2004
Tani Dhamija
/s/ PETER LINEY	U.K. Managing Director	March 25, 2004
Peter Liney
/s/ SUDHIR CHOUDHRIE	Non-Executive Director	March 25, 2004
Sudhir Choudhrie
/s/ JOHN DONALDSON	Non-Executive Director	March 25, 2004
John Donaldson
/s/ DAVID GILL	Non-Executive Director	March 25, 2004
David Gill

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AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the aforementioned registrant, has signed this registration statement on March 25, 2004.

Signature	Title
/s/ DONALD J. PUGLISI	Authorized United States Representative
Donald J. Puglisi

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